Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

United Refining Energy Corp.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 19, 2007 relating to the financial statements of United Refining Energy Corp. (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

New York, New York

November 5, 2007